Exhibit 99.1

Merix Announces New China-Based Credit Facility

BEAVERTON, OR, June 29, 2009 - Merix Corporation (NASDAQ: MERX), a leading provider of high-reliability printed circuit boards, today announced a credit agreement with Industrial and Commercial Bank of China (ICBC) that provides for up to 50 million RMB (U.S. dollar equivalent of approximately $7.3 million) of borrowing under a credit facility with the Company’s Huiyang, China, based factory.  The credit facility is secured by the building and land-use lease rights at Merix’ recently expanded Huiyang manufacturing facility.  Initial availability is 36 million RMB (approximately US$5.3 million).  The balance of the borrowings under the credit facility is anticipated to be fully available within 90 days upon perfection of the security interest in the building.  Amounts drawn against the credit facility are payable one year after the date of the first advance and can be used to fund working capital and other general corporate purposes for Merix’ operations in Asia.

"As Merix continues to expand its global footprint we are seeking to develop and grow relationships in Asia.  We are pleased with and appreciate the opportunity to establish a banking relationship with Industrial and Commercial Bank of China, a bank with a significant local presence throughout China," said Michael D. Burger, President and Chief Executive Officer. "The new agreement provides the Company with an additional low cost source of capital along with our existing Bank of America bank credit facility.  The combination of these credit agreements gives Merix increased liquidity, which provides further flexibility to optimize the capital structure and support our growth in both Asia and the United States.  The combined bank credit lines today provide the Company with approximately $50.8 million of available borrowing.  Total outstanding borrowings under the bank credit facilities remains at $8 million, which is unchanged from the amount we reported for our last fiscal quarter that ended on February 28, 2009."

About Merix

Merix is a leading manufacturer of technologically advanced multilayer rigid printed circuit boards for use in sophisticated electronic equipment. Merix provides high-performance materials, quick-turn prototype, pre-production and volume production services to its customers. Principal markets served by Merix include communications and networking, computing and peripherals, test, industrial and medical, defense and aerospace, and automotive end markets in the electronics industry. Additional corporate information is available on the internet at www.merix.com.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 relating to the Company's business operations and prospects and are made pursuant to the safe harbor provisions of the federal securities laws. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. The forward-looking statements in this news release are based on current expectations, and Merix Corporation does not undertake to update any such factors or to publicly announce developments or events relating to the matters described herein.

Merix Investor Relations Contact:
Allen Muhich, Vice President – Finance
503.716.3700